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                                                                     EXHIBIT 8.1

                MAJOR SUBSIDIARIES OF PETROCHINA COMPANY LIMITED



I.     WHOLLY-OWNED SUBSIDIARIES


1.     Daqing Oilfield Limited Company

2.     PetroChina International Limited

3.     PetroChina International Indonesia Limited



II.    CONTROLLED SUBSIDIARIES


1.     Liaohe Jinma Oilfield Company Limited (81.82% owned by us)

2.     Daqing Yu Shu Lin Oilfield Company Limited (88.16% owned by us)

3.     Jilin Chemical Industrial Company Limited (67.29% owned by us)

4.     Jinzhou Petrochemical Limited Company (80.95% owned by us)



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